Exhibit 99.3

Capnia, Inc.

Unaudited Pro Forma Condensed Combined Financial Statements

On September 2, 2015, Capnia, Inc. (the “Company”) established NeoForce Acquisition, Inc., or NFI, a wholly owned subsidiary incorporated in the State of Delaware. On September 8, 2015, NFI acquired substantially all of the assets of an unrelated privately held company NeoForce Group, Inc., or NeoForce Group, in exchange for an upfront cash payment of $1.0 million and royalties on future sales. Included in the assets acquired were intellectual property rights, including the patents, that NeoForce Innovations, LLC, an affiliate of NeoForce Group, assigned, transferred and conveyed to NeoForce Group on September 4, 2015. The following unaudited pro forma condensed combined balance sheet as of June 30, 2015 is based on the historical consolidated financial statements of the Company and the impact that the addition of the assets on the Company’s financial position. The unaudited pro forma condensed combined statements of income present the combined results of the Company’s operations with NeoForce Group as if the acquisition of the assets had occurred at the beginning of each of the periods presented and include adjustments that are directly attributable to the acquisition, are expected to have a continuing impact on the combined results, and are factually supportable. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition of the assets at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

These Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with the:

•	Separate historical financial statements of the Company as of and for the year ended December 31, 2014 included in the Company’s Annual Report on Form 10-K; and

•	Separate historical financial statements of the Company as of and for the six months ended June 30, 2015 included in the Company’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2015.

The transaction has been accounted for as a business combination under the acquisition method of accounting. Accordingly, the tangible assets and identifiable intangible assets acquired have been recorded at fair value, with the remaining purchase price recorded as goodwill, based on a valuation performed by an independent valuation firm. The fair value of current assets approximated their book value. The fair value of acquired assets and liabilities were determined using several significant unobservable inputs for projected cash flows and a discount rate. The Company’s historical consolidated financial information has been adjusted to give effect to the impact of the consideration paid in connection with the acquisition. The amounts allocated to the assets in the Unaudited Pro Forma Condensed Combined Balance Sheet are based on an independent valuation of the fair value of the assets as of September 8, 2015. The Company did not assume any liabilities that would be recorded on the Unaudited Pro Forma Condensed Combined Balance Sheet.

Capnia, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Year Ended December 31, 2014

(In thousands, except share and per share data)

(unaudited)

			Proforma
	Capnia	NeoForce	Adjustments (Note 3)	Pro Forma Combined
Revenue	$—	$988	$—	$988
Cost of product revenue	—	485	—	485

Gross profit	—	503	—	503

Expenses
Research and development	2,242	—	—	2,242
Sales and marketing	252	—	—	252
General and administrative	2,665	500	53 (a)	3,218

Total expenses	5,159	500	53	5,712
Operating income (loss)	(5,159)	3	(53)	(5,209)
Interest expense	(4,131)	(19)	—	(4,150)
Other income (expense)	(3,949)	—	—	(3,949)

Other income (expense), net	(8,080)	(19)	—	(8,099)

Net loss	$(13,239)	$(16)	$(53)	$(13,308)

Net loss per common share:
Basic and diluted	$(10.42)	—	—	$(10.48)

Weighted-average common shares outstanding used to calculate net loss per common share:
Basic and diluted	1,270,033	—	—	1,270,033

See accompanying notes to unaudited pro forma combined financial statements

Capnia, Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

Six Months Ended June 30, 2015

(In thousands, except share and per share data)

(unaudited)

			Proforma
	Capnia	NeoForce	Adjustments (Note 3)	Pro Forma Combined
Government grant revenue	$65	$—	$—	$65
Product revenue	54	391	—	445

Total revenue	119	391	—	510
Cost of product revenue	40	185	—	225

Gross profit	79	206	—	285

Expenses
Research and development	2,059	—	—	2,059
Sales and marketing	772	—	—	772
General and administrative	2,718	244	27 (a)	2,989

Total expenses	5,549	244	27	5,820

Operating loss	(5,470)	(38)	(27)	(5,535)

Interest and expense	(1)	(9)	—	(10)
Change in fair value of warrants liabilities	(1,249)	—	—	(1,249)
Inducement charge for Series C warrants	(3,050)	—	—	(3,050)

Other income (expense), net	(4,300)	(9)	—	(4,309)

Net loss	$(9,770)	$(47)	$(27)	$(9,844)

Net loss per common share:
Basic and diluted	$(1.35)	—	—	$(1.36)

Weighted-average common shares outstanding used to calculate net loss per common share:
Basic and diluted	7,243,164	—	—	7,243,164

See accompanying notes to unaudited pro forma condensed combined financial statements

Capnia, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2015

(In thousands, except share data)

(unaudited)

		Proforma
	Capnia	Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$7,530	$(1,000	)(b)	$6,530
Accounts receivable	12	—		12
Restricted cash	35	—		35
Inventory	277	—		277
Prepaid expenses and other current assets	311	—		311

Total current assets	8,165	(1,000)		7,165
Long-term assets
Property and equipment, net	43	39	(b)	82
Other assets		—		0
Goodwill	0	718	(b)	718
Other intangible assets, net	562	316	(b)(c)	878

Total assets	$8,770	$73		$8,843

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$989	$—		$989
Accrued compensation and other current liabilities	1,223	42	(d)	1,265
Common Stock Issuable	112	—		112
Series B warrant liability	11,025	—		11,025
Line of credit and accrued interest	—	—		0

Total current liabilities	13,349	42		13,391

Long-term liabilities
Series A warrant liability	2,159	—		2,159
Series B warrant liability	—	—		0
Series C warrant liability	894	—		894
Other liabilities	—	111	(d)	111

Total long-term liabilities	3,053	111		3,164

Total liabilities	16,402	153		16,555

Stockholders’ deficit
Common stock, $0.001 par value, 100,000,000 shares authorized at June 30, 2015; 7,595,175 shares issued and outstanding at June 30, 2015	8	—		8
Additional paid-in-capital	72,469	—		72,469
Accumulated deficit	(80,109)	(80	)(c)	(80,189)

Total stockholders’ deficit	(7,632)	(80)		(7,712)

Total liabilities and stockholders’ deficit	$8,770	$73		$8,843

See accompanying notes to unaudited pro forma condensed combined financial statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Description of transaction and basis of presentation

On September 2, 2015, Capnia, Inc. (the “Company”) established NeoForce Acquisition, Inc., or NFI, a wholly owned subsidiary incorporated in the State of Delaware. On September 8, 2015, NFI acquired substantially all of the assets of an unrelated privately held company NeoForce Group, Inc., or NeoForce Group, in exchange for an upfront cash payment of $1.0 million and royalties on future sales.

Note 2: Purchase price

For the purposes of this pro forma analysis, the purchase price has been allocated to the tangible assets and identifiable intangible assets acquired based on their respective fair values, with the remaining purchase price recorded as goodwill.

The aggregate purchase price consideration was as follows (in thousands):

Cash consideration	$1,000
Fair value of contingent consideration	153

Total purchase price consideration	$1,153

The agreement to pay the annual royalty resulted in the recognition of a contingent consideration, which is recognized at the inception of the transaction, and subsequent changes to the estimated amounts of contingent consideration to be paid will be recognized as charges or credits in the statement of operations. The fair value of the contingent consideration is based on preliminary cash flow projections, growth in expected product sales and other assumptions. Based on the assumptions, the fair value of the royalty was determined to be $153,000 at September 8, 2015, the date of acquisition. The fair value of the royalty was determined by applying the income approach, using several significant unobservable inputs for projected cash flows and a discount rate of 20% commensurate with the Company’s cost of capital and expectation of the revenue growth for products at their life cycle stage.

The fair values of assets acquired at the transaction date are summarized below:

Net tangible assets acquired	$39
Customer contracts	260
Patents	136
Goodwill	718

Net Assets Acquired	$1,153

Note 3: Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price and the fair valuation of acquired assets. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	The adjustment for the amortization of customer contracts over a 5 year life and patents over a 10 year life, assuming that the acquisition of the assets occurred as of January 1, 2014.

(b)	The adjustment for the cash purchase price of $1.0 million and to record the estimated fair value of the assets acquired. (See Note 2).

(c)	The adjustment to reduce the acquired intangible assets (patents and customer contracts) of $396,000 by the accumulated amortization of $80,000 from January 1, 2014 through June 30, 2015. Increase in accumulated deficit by the accumulated amortization of $80,000.

(d)	The adjustment to record the current royalty payable under the purchase agreement, which provides for an annual royalty of 3% on sales up to $1 million. The reclassification to current liability the amount of contingent consideration of $30,000 and $12,000 due for year ended December 31, 2014 and the six months ended June 2015, respectively.